CARDIFF ONCOLOGY, INC.
CERTIFICATE OF ELIMINATION
OF
SERIES B, SERIES C, SERIES D AND SERIES E CONVERTIBLE PREFERRED STOCK
Pursuant to Section 151(g) of the General Corporation Law of the State of
    Cardiff Oncology, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:
    FIRST. Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by the Amended and Restated Certificate of Incorporation of the Company, as amended, the Board previously adopted resolutions creating and authorizing the issuance of (i) 8,860 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") in accordance with the provisions of the Certificate of Designation of Series B Preferred Stock as filed with the Delaware Secretary of State on June 8, 2018, (ii) 200,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") in accordance with the provisions of the Certificate of Designation of Series C Preferred Stock as filed with the Delaware Secretary of State on January 25, 2019, as amended by that certain Amendment to Certificate of Designation of Series C Preferred Stock filed on January 28, 2019, (iii) 154,670 shares of Series D Convertible Preferred Stock (the "Series D Preferred Stock") in accordance with the provisions of the Certificate of Designation of Series D Preferred Stock as filed with the Delaware Secretary of State on May 8, 2020 and (iv) 865,824 shares of Series E Convertible Preferred Stock (the "Series E Preferred Stock") in accordance with the provisions of the Certificate of Designation of Series E Preferred Stock as filed with the Delaware Secretary of State on June 16, 2020.

    SECOND. Pursuant to Section 151(g) of the DGCL, the Board adopted the following resolutions respecting the Company’s Series B, Series C, Series D and Series E Preferred Stock, which resolutions have not been amended or rescinded:

    NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Chief Executive Officer and Chief Financial Officer (each an “Authorized Officer,” and collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company, to prepare and file with the Delaware Secretary of State a Certificate of Elimination or other certificate to remove the designation and other references to the Series B, Series C, Series D and Series E Preferred Stock from the Company’s Amended and Restated Certificate of Incorporation, as amended, that are contained in each of the Certificate of Designation of Series B , Series C, Series D and Series E Preferred Stock, and will eliminate and return the 8,860, 200,000, 154,670 and 865,825 shares of preferred stock previously designated as Series B, Series C, Series D and Series E Preferred Stock, respectively, to the status of authorized but unissued shares of preferred stock, without designation, in a form approved by the Authorized Officer executing the same, such approval to be conclusively evidenced by the Authorized Officer's execution thereof, and one or more amendments thereto, as such Authorized Officer may deem necessary, advisable, or appropriate or as may be required by the Delaware Secretary of State; and be it further

    RESOLVED, that effective on and after the date of effectiveness of the Certificate of Amendment, none of the authorized shares of Series B, Series C, Series D and Series E Preferred

Stock are outstanding, and none will be issued subject to the Certificate of Designation of Series B, Series C, Series D and Series E Preferred Stock, previously filed with the Delaware Secretary of State with respect to the Series B, Series C, Series D and Series E Preferred Stock, respectively.

    THIRD. In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation of each of Series B, Series C, Series D and Series E Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, Cardiff Oncology, Inc. has caused this Certificate of Elimination of Series B, Series C, Series D and Series E Preferred Stock to be duly executed by the undersigned duly authorized officer of the Company as of August 8, 2023

/s/ Mark Erlander Name: Mark Erlander Title: CEO

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